                                                                     EXHIBIT 8.1

          [Skadden, Arps, Slate, Meagher & Flom (Illinois) Letterhead]




                                                             June 25, 2002




Grove Investors, Inc.
1565 Buchanan Trail East
Shady Grove, PA 17256-0021

         Re:      Merger of Grove Investors, Inc. and Giraffe
                  Acquisition, Inc.
                  ________________________________________________________

Ladies and Gentlemen:

         We have acted as special counsel to Grove Investors, Inc., a Delaware corporation ("Company"), in connection with the Agreement and Plan of Merger (the "Merger Agreement") dated as of March 18, 2002 among Company, Giraffe Acquisition, Inc., a Delaware corporation ("Sub") and a wholly-owned direct subsidiary of The Manitowoc Company, Inc., a Wisconsin corporation ("Acquiror") and the merger (the "Merger") contemplated thereby. You have requested our opinion regarding whether the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Unless otherwise defined, capitalized terms used in this opinion have the meanings assigned to them in the Merger Agreement.

         In connection with our opinion, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the proxy statement/prospectus filed on June 25, 2002 pertaining to the Merger (the "Proxy Statement/Prospectus") and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have assumed that the Merger will be consummated in accordance with the Merger Agreement without waiver of any conditions to any of the parties' respective rights or obligations thereunder and such other documents, certificates and records and that statements as to factual matters are true, correct and complete and will continue to be true, correct and complete through the Effective Time.

         For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

         In rendering our opinion, we have relied upon statements and representations of officers and other representatives of Acquiror, Sub and Company and we have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief. In addition, our opinion is subject to the qualifications, conditions and assumptions in the discussion set forth under the heading "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER" in the Proxy Statement/Prospectus.

         In rendering our opinion, we have relied on the Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service and such other authorities as we have considered relevant, all as in effect as of the date of this opinion and all of which are subject to differing interpretations or change at any time (possibly with retroactive effect). Any change in the authorities upon which our opinion is based could affect our conclusions.

         Based upon and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes:

         1. The Merger will be treated as a "reorganization" within the meaning of section 368(a) of the Code.

         2. Holders of Company Common Stock will not recognize any gain or loss when they exchange their Company Common Stock for Acquiror Common Stock pursuant to the Merger Agreement (except as discussed below with respect to cash received instead of fractional shares of Acquiror Common Stock).

         3. The aggregate tax basis of the Acquiror Common Stock received by a holder of Company Common Stock pursuant to the Merger Agreement will be equal to the aggregate tax basis of the Company Common Stock surrendered in the exchange for Acquiror Common Stock, reduced by the tax basis of any shares of Company Common Stock for which cash was received instead of a fractional share of Acquiror Common Stock.

         4. The holding period of the Acquiror Common Stock received by a holder of Company Common Stock pursuant to the Merger Agreement will include the holding period of the Company Common Stock surrendered in the Merger.

         5. Holders of Company Common Stock will recognize capital gain or loss with respect to cash payments received for a fractional share of

Acquiror Common Stock, measured by the difference between the amount of cash received and the tax basis in such fractional share.

         6. Company, Sub, and Acquiror will not recognize gain or loss as a result of the Merger.

         Except as set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of changes of facts stated or assumed herein or of any subsequent changes in applicable law. This opinion does not satisfy the tax opinion closing condition in Section 10.3(c) of the Merger Agreement.

         This opinion is for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose, except that, in accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the use of our name in the text under the captions "THE MERGER AND THE MERGER AGREEMENT - Conditions to the Merger," "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER" and "LEGAL MATTERS" in the Proxy Statement/Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                            Very truly yours,

                            /s/ Skadden, Arps, Slate, Meagher & Flom (Illinois)